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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) November 19, 2001.

                          Fog Cutter Capital Group Inc.
               (Exact Name of Registrant as Specified in Charter)


      Maryland                      0-23911                 52-2081138
 (State or Other Jurisdiction       (Commission             (IRS Employer
       of Incorporation)            File Number)            Identification No.)

                  1410 SW Jefferson Street, Portland, OR 97201
               (Address of principal executive offices)    (Zip Code)

        Registrant's telephone number, including area code (503) 721-6500


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ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

On November 19, 2001, Fog Cutter Capital Group Inc. (the "Company") sold eighteen retail and office properties, totaling approximately 242,000 square feet, to The Anglo Aggmore Limited Partnership, an unaffiliated third party. The properties were located in the Midlands and Southeast of England. The properties were sold for approximately 14.0 million GBP ($19.7 million). The purchase price was determined through arms length negotiations between the Company and the buyer. Approximately 10.8 million GBP ($15.3 million) of the proceeds was used to repay mortgage loans on the properties held by Nationwide Building Society. The transaction is expected to result in the recognition of a gain of approximately 0.7 million GBP ($1.0 million) during the fourth quarter, however, the gain will be partially offset by the recognition of unrealized currency exchange losses of $0.7 million resulting from the distribution of net proceeds from the Company's foreign subsidiary.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(b)   PRO FORMA FINANCIAL INFORMATION.

      Pro forma financial information related to the sale of the properties listed in Item 2 is attached hereto and incorporated herein by reference, as
Exhibit 99.1.

(c)   EXHIBITS.

      The following exhibits are filed as part of this report:

      2.1   Purchase and Sale Agreements.
      2.2   Deed of Trust.
      2.3   Stock Option Agreement.
      99.1  Pro forma financial information.
      99.2  Press Release dated November 26, 2001.


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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, Fog Cutter Capital Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 3, 2001

                                    FOG CUTTER CAPITAL GROUP INC.


                                    By: \s\ Lawrence A. Mendelsohn
                                       -------------------------------
                                       Lawrence A. Mendelsohn
                                       President


                                    By:  \s\ R. Scott Stevenson
                                        -------------------------------
                                        R. Scott Stevenson
                                        Senior Vice President and Chief
                                        Financial Officer